CONTACTS From: Tony DeFazio	For: Jennifer Weingartner, Director of Investor Relations
Diccicco Battista Communications	Phillips Edison – ARC Shopping Center REIT
tdefazio@dbcworks.com	jweingartner@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 619-5058

FOR IMMEDIATE RELEASE

Phillips Edison–ARC Shopping Center REIT Inc. Announces its Robust Acquisition Activity and Acquisitions Under Contract as the Close of 2012 Approaches

CINCINNATI, OH, December 5, 2012 — As the close of 2012 approaches, Phillips Edison–ARC Shopping Center REIT Inc. (“PE-ARC” or the “Company”) today announced that, it has acquired 22 properties at an aggregate purchase price of approximately $243.0 million (exclusive of closing costs), including eight grocery-anchored shopping centers for an aggregate purchase price of $104.7 million (exclusive of closing costs) since July 1, 2012. As of December 4, 2012, PE-ARC’s $243.0 million portfolio is approximately 38.9% leveraged.

PE-ARC also announced that it has placed approximately $221.0 million worth of possible acquisitions under contract.

“We are excited about our recent acquisitions and the construction of our portfolio since the formation of the PE-ARC,” noted Jeffrey S. Edison, Co-Chairman and Chief Executive Officer of PE-ARC. Mr. Edison added, “With our pipeline of $221.0 million of possible acquisitions, we believe that we are taking advantage of the tremendous opportunities in the market and we foresee a favorable 2013. We believe that our strategy in the necessity-based grocery-anchored shopping center space has allowed us to find acquisitions with favorable capitalization rates and we expect to continue to do so with our strong pipeline.”

PE-ARC’s 22 properties are anchored by nine different grocery store tenants located in 13 states.

PE-ARC is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers containing a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States.

About Phillips Edison – ARC Shopping Center REIT Inc.

PE-ARC is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $1.8 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices. As of December 5, 2012, PE-ARC owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 22 grocery-anchored shopping centers totaling 2,170,991 square feet. For more information on the company, please visit the website at www.phillipsedison-arc.com.

This release contains forward-looking statements. These include statements regarding the intent, belief or current expectations of the REIT as well as the assumptions on which such statements are based and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. These statements are subject to risks that may cause the REIT’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and the REIT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. The following are some of the risks and uncertainties that could cause the REIT’s actual results to differ materially from those presented in its forward-looking statements: Our revenue is affected by the success and economic viability of our anchor tenants. Operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market and we cannot assure you that there will be growth in the value of our properties. The consummation of the purchases of the properties in PECO-ARC’s current pipeline are subject to substantial conditions.  PE-ARC cannot make any assurances that the closing of these acquisitions will occur.